EXHIBIT 99.1

Company Contact: Mr. Richard F. Fitzgerald Chief Financial Officer TechPrecision Corporation Tel: 1-610-246-2116 Email: Fitzgeraldr@techprecision.com www.techprecision.com
Investor Relations Contact:
CCG Investor Relations
Mr. Athan Dounis, Account Manager
Phone: 1-646-213-1916
Email: athan.dounis@ccgir.com
Mr. Crocker Coulson, President
Phone: 1-646-213-1915
Email: crocker.coulson@ccgir.com
Website: www.ccgir.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Second Quarter Fiscal Year 2010 Results

Westminster, MA – November 11, 2009  – TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision”, or “the Company”), a leading manufacturer of large-scale, high-precision machined metal fabrications with customers in the alternative energy, medical, nuclear, defense, aerospace and other commercial industries, today reported financial results for the second quarter of fiscal year 2010, period ended September 30, 2009.

Second Quarter of Fiscal 2010 Highlights

•	Net sales increased 11.1% to $15.1 million

•	Gross profit declined 47.2% to $2.6 million

•	Gross profit margin was 17.5% vs. 36.9% in the prior year

•	Operating income was $2.0 million vs. $4.5 million in the prior year

•	Income before income taxes was $1.9 million compared to $4.3 million

•	Net income was $1.3 million vs. $2.5 million in the prior year

•	Net income per common share was $0.09 basic and $0.06 diluted, versus $0.18 basic and $0.09 diluted for the second fiscal quarter of the previous year

Second Quarter Results

For the three months ended September 30, 2009, sales increased to $15.1 million or 11.1%, from $13.6 million in the second quarter of fiscal 2009.   Net sales included $8.9 million of material sales to GT Solar that were triggered by that customer’s April 2009 cancellation of open purchase orders.  This non-recurring material transfer represents 59.3% of the net sales for the quarter.

Cost of sales for the quarter ended September 30, 2009 increased by $3.9 million to $12.5 million, an increase of 45.2%, from $8.6 million for the quarter ended September 30, 2008. The increase in the cost of sales was principally due to the impact of the non-recurring transfer of inventory to GT Solar as part of its April 2009 order cancellation.  Gross margin was 17.5% in the second fiscal quarter of 2010 compared to a gross margin of 36.9% in the second fiscal quarter of 2009. The gross margin decline was attributable to costs associated with underutilized capacity, the mix of completed projects, and the lower margin inventory transfer.

Operating expenses for the quarter ended September 30, 2009 were $668,876 as compared to $544,955 for quarter ended September 30, 2008, reflecting an increase in compensation, legal costs and expenditures related to consulting fees and insurance.

Net income was $1.3 million or $0.09 per share basic and $0.06 per share diluted for the quarter ended September 30, 2009 as compared to $2.5 million or $0.18 per share basic and $0.09 per share diluted for the quarter ended September 30, 2008.

“Our fiscal second quarter results reflect TechPrecision’s ability to operate profitably in the face of a continued lower level of production from our largest customer, GT Solar,” said Mr. Louis Winoski, Interim CEO of TechPrecision Corporation. “We have optimized our cost structure to ensure we preserve a solid financial position while we focus on leveraging our core competency as a manufacturer of high-precision, large-scale metal fabrications and machined components to win new business in our target industries.”

Financial Condition

At September 30, 2009, TechPrecision had working capital of $13.0 million as compared with working capital of $11.1 million at March 31, 2009, an increase of $1.9 million.  Cash used in operations was $1.4 million for the six months ended September 30, 2009 as compared to cash provided by operations of $7.4 million for the six months ended September 30, 2008. The decrease in operating cash flow was due to the net effect of a decrease in net profits, decrease in costs incurred on uncompleted contracts and payment of accounts payable and accrued expenses during the six months ended September 30, 2009. As of September 30, 2009, the Company had $9.5 million in cash and equivalents. Stockholder’s equity increased to $11.2 million compared to $10.1 million on March 31, 2009.

Business Outlook

Mr. Winoski added, “We are focused on positioning TechPrecision for long-term, sustainable growth.  Albeit reduced from the high levels of last year, we continue to maintain orders from our large solar customer.  We are also continuing to manufacturer certain key components for initial units for our proton beam radiotherapy customer and this business has the potential to expand provided that testing of the system continues to progress successfully.  We are also encouraged by our improved order flows from our customers in the nuclear power industry.  Furthermore, earlier this month, we strengthened our sales and marketing team with the recently announced hiring of William N. Hogenauer to the newly created position of Director of Business Development.  Bill is working with our entire team on winning additional business from existing customers and attracting new customers in our target markets of medical, alternative and nuclear energy, and aerospace and defense.  Given the long sales cycle in our business, it could take several quarters to see the full results of the investments we are making today; however, we are optimistic that our business will continue to recover from the lows seen in the first half of fiscal 2010.”

Teleconference Information

The Company will hold a conference call at 10:00 a.m. Eastern (U.S.) time on Thursday, November 12, 2009. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 800-688-0796.  International callers should dial +1-617-614-4070.  When prompted by the operator, mention Conference Passcode 80080072.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Thursday, November 12, 2009, at 12:00 p.m. Eastern Time. To access the replay, dial 888-286-8010 or 617-801-6888, and enter the passcode 65385019.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly-owned subsidiary Ranor, Inc., manufactures metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy, medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing.  To learn more about the Company, please visit the corporate website at http://www.techprecision.com.  Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial tables follow --

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30, 2009	Three months ended September 30, 2008	Six months ended September 30, 2009	Six months ended September 30, 2008
Net sales	$ 15,117,114	$ 13,601,010	$ 18,436,025	$ 25,259,144
Cost of sales	12,471,343	8,588,210	15,225,452	16,866,013
Gross profit	2,645,771	5,012,800	3,210,573	8,393,131
Operating expenses:				
Salaries and related expenses	331,302	322,035	724,669	757,130
Professional fees	110,411	72,782	186,623	120,469
Selling, general and administrative	226,573	150,138	524,994	289,134
Total operating expenses	668,286	544,955	1,436,286	1,166,733
Income from operations	1,977,485	4,467,845	1,774,287	7,226,398
Other income (expenses)				
Interest expense	(107,390)	(115,090)	(211,552)	(233,871)
Interest income	5,184	-	8,370	-
Finance costs	(4,257)	(4,687)	(8,513)	(8,513)
Total other income (expense)	(106,463)	(119,777)	(211,695)	(242,384)
Income before income taxes	1,871,022	4,348,068	1,562,592	6,984,014
Provision for income taxes	550,388	1,871,968	366,703	2,936,218
Net income	$ 1,320,634	$ 2,476,100	$ 1,195,889	$ 4,047,796
Net income per share of common stock (basic)	$ 0.09	$ 0.18	$ 0.09	$ 0.30
Net income per share (fully diluted)	$ 0.06	$ 0.09	$ 0.06	$ 0.15
Weighted average number of shares outstanding (basic)	13,916,462	13,823,245	13,912,012	13,379,358
Weighted average number of shares outstanding (fully diluted)	21,300,150	26,978,330	19,930,238	26,736,678

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30, 2009 (unaudited)	March 31, 2009 (audited)
ASSETS		
Current assets		
Cash and cash equivalents	$ 9,537,327	$ 10,462,737
Accounts receivable, less allowance for doubtful accounts of $25,000	3,031,150	1,418,830
Costs incurred on uncompleted contracts, in excess of progress billings	3,603,134	3,660,802
Inventories - raw materials	303,899	351,356
Deferred tax asset	194,192	--
Prepaid expenses	164,247	1,583,234
Other receivables	30,000	59,979
Total current assets	16,863,949	17,536,938
Property, plant and equipment, net	3,460,430	2,763,434
Equipment under construction	-	887,279
Deferred loan cost, net	96,153	104,666
Total assets	$ 20,420,532	$ 21,292,317
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities:		
Accounts payable	$ 348,486	950,681
Accrued expenses	541,306	710,332
Accrued taxes	498,448	155,553
Deferred revenues	1,777,472	3,945,364
Current maturity of long-term debt	752,646	624,818
Total current liabilities	3,918,358	6,386,748
LONG-TERM DEBT		
Notes payable- noncurrent	5,303,275	4,824,453
STOCKHOLDERS' EQUITY		
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Preferred Stock, with 9,890,980 shares issued and outstanding at September 30, 2009 and 6,295,508 at March 31, 2009 (liquidation preference of $2,818,930 and $1,794,220 at September 30, 2009 and March 31, 2009,	2,287,508	2,287,508
Common stock -par value $.0001 per share, authorized, 90,000,000 shares, issued and outstanding, 13,930,846 shares at September 30, 2009 and 13,907,513 at March 31, 2009	1,394	1,392
Paid in capital	2,794,671	2,872,779
Retained earnings	6,115,326	4,919,437
Total stockholders' equity	11,198,899	10,081,116
Total liabilities and stockholders' equity	$ 20,420,532	$ 21,292,317

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)

	Six Months Ended September 30, 2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES		
Net income	$ 1,195,889	$ 4,047,796
Adjustments to reconcile net income to net cash provided by operating activities:		
Depreciation and amortization	208,016	275,378
Share based compensation	7,500	--
Changes in operating assets and liabilities:		
Accounts receivable	(1,612,320)	1,216,678
Deferred income taxes	(194,192)	(133,999)
Inventory	47,457	(111,909)
Costs incurred on uncompleted contracts	7,254,185	313,021
Other receivables	29,979	--
Prepaid expenses	1,418,987	(1,575,887)
Accounts payable	(602,195)	2,388,747
Accrued expenses	173,869	1,323,035
Customer advances	(9,364,407)	(416,638)
Net cash (used in) provided by operating activities	(1,437,232)	7,383,852
CASH FLOW FROM INVESTING ACTIVITIES		
Purchases of property, plant and equipment	(9,220)	(137,609)
Deposits on equipment	-	(150,000)
Net cash used in investing activities	(9,220)	(287,609)
CASH FLOWS FROM FINANCING ACTIVITIES		
Capital distribution of WMR equity	(92,256)	(93,548)
Proceeds from exercised stock options and warrants	6,650	170,060
Borrowings under line of credit facility	919,297	-
Payment of notes and lease obligations	(312,649)	(306,072)
Net cash provided by (used in) financing activities	521,042	(229,560)
Net (decrease) increase in cash and cash equivalents	(925,410)	6,866,683
Cash and cash equivalents, beginning of period	10,462,737	2,852,676
Cash and cash equivalents, end of period	$ 9,537,327	$ 9,719,359